Exhibit 99.1

Adicet Reports Second Quarter 2021 Financial Results and Provides Business Updates

On track to report top-line interim data from ADI-001 Phase 1 study in Non-Hodgkin's Lymphoma (NHL) by the end of 2021

Menlo Park, CA and Boston, MA – August 12, 2021 – Adicet Bio, Inc. (Nasdaq: ACET), a biotechnology company discovering and developing first-in-class allogeneic gamma delta T cell therapies for cancer and other diseases, today reported operational highlights and financial results for the second quarter ended June 30, 2021.

“Adicet continues to build momentum over the second quarter, following the initiation of our Phase 1 trial of our lead asset ADI-001 in non-Hodgkin’s lymphoma and the completion of a successful capital raise earlier this year. We believe we are in a strong position to execute on key upcoming milestones, including the first interim data readout for ADI-001, the first IND-cleared allogeneic CAR gamma-delta T cell therapy to reach human trials, which remains on track for later this year,” said Chen Schor, President and Chief Executive Officer of Adicet. “On the corporate side, we established our scientific advisory board (SAB), and believe that the strategic counsel from our SAB members will be beneficial in advancing our expanding pipeline of “off-the-shelf” gamma delta T cell therapeutic candidates in solid and hematologic tumors. Additionally, Adicet was added to the Russell 2000® Index which reflects the progress we have made since going public in 2020. This important milestone will increase the exposure of Adicet to the broader financial community.”

Second Quarter & Recent Business Updates:

•
Formation of Scientific Advisory Board. In July, Adicet announced the formation of a SAB comprised of renowned scientific leaders in the fields of T cell biology, immunology and oncology. The SAB will support the advancement of the Company’s pipeline of “off-the-shelf” gamma delta T cell product candidates.
•
Addition to Russell 2000® Index. In June, Adicet was added to the Russell 2000® Index as part of the 2021 Russell indexes annual reconstitution. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

Financial Results for Second Quarter 2021:

•
Research and Development (R&D) Expenses: R&D expenses were $10.6 million for the three months ended June 30, 2021, compared to $8.7 million during the same period in 2020. The $1.9 million increase is primarily driven by an increase of $1.5 million of payroll and personnel expenses due to increases in headcount of employees involved in research and development activities, an increase of $0.4 million incurred for contract research organizations and consultant costs due to ramping up of clinical development activities related to our first product candidate, ADI-001 and an increase of $1.2 million in facility and other expenses. These increases were offset by decreases in contract manufacturing organization costs of $1.3 million related to ramping up of manufacturing activities in early 2020. Payroll and personnel expenses for the three months ended June 30, 2021 includes $0.8 million of non-cash stock-based compensation expense compared to $0.1 million during the same period in 2020.
•
General and Administrative (G&A) Expenses: G&A expenses were $5.0 million for the three months ended June 30, 2021, compared to $7.4 million during the same period in 2020. The $2.4 million decrease is primarily driven by a decrease in professional fees of $4.4 million related to legal and audit fees incurred due to our reverse merger in 2020. These decreases were offset by increases in payroll and personnel expenses of $0.6 million, and an increase of $1.4 million in facility and other expenses, primarily due to $0.8 million of rent expense related to a lease for office and laboratory space in Redwood City, California. The Company expects to complete occupancy of this facility in the second quarter of 2022. Payroll and personnel expenses for the three months ended June 30, 2021 includes $1.8 million of non-cash stock-based compensation expense compared to $0.3 million during the same period in 2020.
•
Net Loss: Net loss attributable to common shareholders for the three months ended June 30, 2021 was $10.9 million, or a net loss of $0.34 per basic and diluted share, including non-cash stock-based compensation expense of $2.7 million, as compared to a net loss of $8.5 million during the same period in 2020, or a net loss of $3.88 per basic and diluted share, including non-cash stock-based compensation expense of $0.4 million.
•
Cash Position: Cash and cash equivalents and marketable debt securities were $208.7 million as of June 30, 2021, compared to $94.6 million as of December 31, 2020. The Company expects that current cash, cash equivalents and marketable securities as of June 30, 2021 will be sufficient to fund its operating expenses through the beginning of the second half of 2023.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors and T cell receptor-like antibodies to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable activity in patients. For more information, please visit our website at http://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to, express or implied statements regarding preclinical and clinical development of Adicet’s product candidates, including any reporting of results related thereto, future plans or expectations for ADI-001 and ADI-002 and potential therapeutic effects of ADI-001 and ADI-002, the timing and outcome of discussions with FDA and other regulatory agencies, expectations regarding the design, implementation, timing, and success of its current and future clinical studies of ADI-001, and ADI-002 including whether they are pivotal or would support registration, expectations regarding its other CAR T cell therapy development activities, Adicet’s growth as a company and the anticipated contribution of the members of scientific advisory board to its operations and progress, the anticipated benefits of inclusion in the Russell 2000® Index, and its expectations regarding its uses of capital, expenses, future accumulated deficit and other second quarter 2021 financial results. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to its clinical trials, business operations, and ability to raise additional capital; Adicet’s ability to execute on its strategy; that positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; future clinical studies may fail to demonstrate adequate safety and efficacy of our product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; regulatory developments in the United States and foreign countries;

Adicet’s estimates regarding expenses, future revenue, and capital requirements; as well as those risks and uncertainties set forth in Adicet’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC). For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

janhavi.mohite@sternir.com

ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue—related party	$4,813	$7,465	$832	$9,465
Operating expenses:
Research and development	10,616	8,676	22,359	15,709
General and administrative	5,024	7,419	10,654	9,943
Total operating expenses	15,640	16,095	33,013	25,652
Loss from operations	(10,827)	(8,630)	(32,181)	(16,187)
Interest income	9	229	50	551
Interest expense	(51)	(34)	(101)	(34)
Other income (expense), net	(62)	(20)	(66)	50
Loss before income tax expense (benefit)	(10,931)	(8,455)	(32,298)	(15,620)
Income tax expense (benefit)	(77)	—	(125)	(2,679)
Net loss	$(10,854)	$(8,455)	$(32,173)	$(12,941)
Net loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(3.88)	$(1.11)	$(5.96)
Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	31,824,405	2,177,157	28,977,993	2,170,298

Adicet Bio, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2021	December 31, 2020
Cash, cash equivalents and marketable debt securities	$ 208,726	$ 94,614
Working capital	195,356	77,857
Total assets	268,778	153,835
Contract liabilities—related party	13,147	13,980
Accumulated deficit	(138,498)	(106,325)
Total stockholders' equity	228,341	109,827